Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the common shares, $0.002731 par value, of Lianluo Smart Limited. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 30, 2018
Hangzhou Lianluo Interactive
Information Technology Co., Ltd

	By:	/s/ Zhitao He
		Name:	Zhitao He
		Title:	Chairman and Director

Hyperfinite Galaxy Holding Limited

By:	/s/ Zhitao He
	Name:	Zhitao He
	Title:	Director

ZHITAO HE

/s/ Zhitao He